Exhibit 99.3

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Lime Energy Co.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Lime Energy Co. and subsidiaries as of December 31, 2017 and 2016, the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes to financial statements (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Lime Energy Co. as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of Lime Energy Co.’s management. Our responsibility is to express an opinion on Lime Energy Co.’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to Lime Energy Co. in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

New York, New York
February 21, 2018

We have served as Lime Energy Co.’s auditor since 2016.

Lime Energy Co.

Consolidated Balance Sheets

($ in thousands, except for par value and share amounts)

	December 31,	December 31,
	2017	2016
Assets

Current assets
Cash	$4,551	$3,127
Accounts receivable, net	22,320	19,499
Inventories	300	1,816
Unbilled accounts receivable	6,510	7,489
Prepaid expenses and other (Note 5)	5,086	4,122
Total current assets	38,767	36,053
Property and equipment, net (Note 6)	3,375	2,945
Long-term receivables, net	1,215	1,154
Intangibles, net (Note 7)	876	2,569
Goodwill (Note 7)	8,173	8,173
Total assets	$52,406	$50,894

Liabilities and Stockholders’ Equity (Deficit)

Current liabilities
Accounts payable	$14,494	$17,789
Accrued expenses (Note 8)	9,064	7,358
Unearned revenue	301	865
Customer deposits	524	380
Line of credit	491	—
Other current liabilities	—	10
Current portion of long-term debt	115	33
Total current liabilities	24,989	26,435
Long-term debt, less current maturities	426	131
Long-term debt - related party, net	13,664	13,665
Derivative liability - related party	654	2,948
Total liabilities	$39,733	$43,179

Contingently redeemable Series C Preferred stock, $0.01 par value: 10,000 shares authorized; 10,000 shares issued and outstanding as of December 31, 2017 and 2016, respectively; accrued dividends of $4,431 and $2,783 as of December 31, 2017 and 2016, respectively	13,814	12,166

Stockholders’ Equity (Deficit)
Common stock, $.0001 par value; 50,000,000 shares authorized; 9,657,571 and 9,680,472 issued and outstanding as of December 31, 2017 and 2016, respectively	1	1
Additional paid-in capital	206,612	207,964
Accumulated deficit	(207,754)	(212,416)
Total Stockholders’ Equity (Deficit)	(1,141)	(4,451)
Total Liabilities and Stockholders’ Equity (Deficit)	$52,406	$50,894

See Notes to Consolidated Financial Statements

Lime Energy Co.

Consolidated Statements of Operations

($ in thousands, except for share amounts)

	Year ended December 31,
	2017	2016

Revenue	$124,595	$103,834
Cost of sales	81,732	69,750
Gross profit	42,863	34,084

Selling, general and administrative expense	36,536	37,888
Amortization of intangibles	1,693	2,148

Operating income (loss)	4,634	(5,952)

Other income (expense)
Interest income	429	388
Interest expense	(2,568)	(4,117)
Other expense	—	(814)
Extinguishment of debt - Related Party	—	(2,052)
Gain from change in derivative liability - Related Party	2,294	3,723
Total other income (expense)	155	(2,872)

Income (loss) from continuing operations before income taxes	4,789	(8,824)

Income tax expense	(127)	(41)

Income (loss) from continuing operations	4,662	(8,865)

Discontinued operations
Loss from operation of discontinued business	—	(45)

Net income (loss)	4,662	(8,910)

Preferred dividend	(1,648)	(1,463)

Net income (loss) available to common stockholders	$3,014	$(10,373)

Basic earnings (loss) per common share from
Continuing operations	$0.31	$(1.07)
Discontinued operations	—	—
Basic earnings (loss) per common share	$0.31	$(1.07)

Weighted average common shares outstanding - basic	9,659,785	9,654,093

Diluted earnings (loss) per common share from
Continuing operations	$0.22	$(1.07)
Discontinued operations	—	—
Diluted earnings (loss) per common share	$0.22	$(1.07)

Weighted average common shares outstanding - diluted	15,123,442	9,654,093

See Notes to Consolidated Financial Statements

Lime Energy Co.

Consolidated Statement of Stockholders’ Equity (Deficit)

($ in thousands, except share amounts)

					Total
	Common		Additional Paid-	Accumulated	Stockholders’
	Shares	Common Stock	in Capital	Deficit	Equity (Deficit)

Balance, January 1, 2016	9,570	$1	$208,603	$(203,506)	$5,098

Preferred stock dividends	—	—	(1,463)	—	(1,463)
Shares issued for benefit plans	39	—	83	—	83
Share-based compensation, net	71	—	741	—	741
Net loss	—	—	—	(8,910)	(8,910)
Balance, December 31, 2016	9,680	$1	$207,964	$(212,416)	$(4,451)

Preferred stock dividends	—	—	(1,648)	—	(1,648)
Share-based compensation, net	—	—	332	—	332
Adjustment in connection with reverse/forward stock split (Note 16)	(15)	—	(36)	—	(36)
Cancelled restricted shares	(8)	—	—	—	—
Net income	—	—	—	4,662	4,662

Balance, December 31, 2017	9,657	$1	$206,612	$(207,754)	$(1,141)

See Notes to Consolidated Financial Statements

Lime Energy Co.

Consolidated Statements of Cash Flows

($ in thousands)

	Year ended December 31,
	2017	2016

Cash flows from operating activities
Net income (loss)	$4,662	$(8,910)
Provision for bad debts	638	659
Share-based compensation	332	741
Depreciation and amortization	3,204	3,434
Amortization of deferred financing costs	113	113
Change in derivative liability - related party	(2,294)	(3,723)
Loss on extinguishment of debt - related party	—	2,052
Interest on sub notes added to principal - related party	1,974	3,599
Amortization of original issue discount - related party	440	383
Changes in assets and liabilities:
Release of restricted funds to release letter of credit	—	1,300
Accounts receivable	(3,520)	3,463
Inventories	1,516	686
Unbilled accounts receivable	979	(1,038)
Prepaid expenses and other current assets	(964)	(2,738)
Assets of discontinued operations	—	90
Accounts payable	(3,295)	(5,105)
Accrued expenses	1,706	4,372
Unearned Revenue	(564)	(451)
Customer deposits and other current liabilities	134	548
Liabilities of discontinued operations	—	(138)
Net cash provided by (used in) operating activities	5,061	(663)

Cash flows from investing activities
Purchases of property and equipment	(1,449)	(1,581)
Net cash used in investing activities	(1,449)	(1,581)

Cash flows from financing activities
Advances of line of credit	1,315	—
Repayments of line of credit	(824)	—
Payments on vehicle financing	(115)	88
Deferred financing costs	(30)	(106)
Payments in connection with reverse/forward stock split (Note 16)	(36)	—
Repayment of long-term debt, related-party	(2,498)	—
Net cash used in financing activities	(2,188)	(18)

Net increase (decrease) in cash	$1,424	$(2,262)

Cash, beginning of year	$3,127	$5,389

Cash, end of year	$4,551	$3,127

See Notes to Consolidated Financial Statements

Lime Energy Co.

Consolidated Statements of Cash Flows (continued)

($ in thousands)

	Year ended December 31,
	2017	2016

Cash paid during the year for interest	$2,539	$24

Non-cash financing and investing activities:
Financed vehicle purchases	$492	$110
Accrued dividends	$1,648	$1,463
Shares issued for benefit plans	$—	$83

See Notes to Consolidated Financial Statements

Lime Energy Co.

Notes to Consolidated Financial Statements

Note 1 — Description of Business

Lime Energy Co. (the “Company”), a Delaware corporation headquartered in Newark, New Jersey, is a provider of energy efficiency solutions for small businesses under utility demand-side management programs.

Note 2 — Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Note 3 — Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of Lime Energy Co. and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Risk

The Company’s customers are primarily utilities and their small business customers. The Company had certain customers whose revenue individually represented 10% or more of the Company’s total revenue, or whose accounts receivable balances individually represented 10% or more of the Company’s total accounts receivable, as follows:

For the year ended December 31, 2017, revenue generated under two utility programs represented 58% of the Company’s consolidated revenue. For the year ended December 31, 2016, revenue generated under four utility programs represented 79% of the Company’s consolidated revenue. Amounts due from two utility programs represented 43% and 34% of the Company’s outstanding accounts receivable at December 31, 2017 and 2016, respectively.

The Company purchases its materials from a variety of suppliers and continues to seek out alternate suppliers for critical components so that it can be assured that its sales will not be interrupted by the inability of a single supplier to deliver product. The Company purchased materials from individual vendors that represented 10% or more of the Company’s total purchases, and had vendor accounts payable balances that individually represented 10% or more of the Company’s total accounts payable, as follows:

During the year ended December 31, 2017 one supplier was responsible for 46% of the Company’s purchases. During the year ended December 31, 2016 two suppliers were responsible for 56% of the Company’s purchases, respectively. Amounts payable to one vendor represented 67% of the Company’s outstanding accounts payable at December 31, 2017. Amounts payable to two vendors represented 75% of the Company’s outstanding accounts payable at December 31, 2016.

The Company maintains cash in accounts with financial institutions in excess of the amount insured by the Federal Deposit Insurance Corporation. The Company monitors the financial stability of these institutions regularly and management does not believe there is significant credit risk associated with deposits in excess of federally insured amounts.

Accounts Receivable, net

Accounts receivables consist of non-interest-bearing customer obligations due under normal trade terms.

Long-term Receivables, net

The Company offers certain customers payment terms where the customer remits payment in equal monthly installments over a certain period. These receivables are non-interest-bearing customer obligations. The current portion of these customer balances are included in accounts receivable and the long-term portion is included in long-term receivables in the accompanying consolidated balance sheets. The Company discounts the long-term receivable to its present value and records the change in present value in interest income on the accompanying consolidated statements of operations.

Allowance for Doubtful Accounts

The Company records an allowance for doubtful accounts based on the aging of accounts receivable and long-term receivables in addition to any specifically identified amounts that it believes to be uncollectible. If actual collections experience changes, revisions to the allowance may be required. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. Based on the information available to it, the Company believes its allowance for doubtful accounts is adequate. However, actual write-offs might exceed the recorded allowance. The allowance for doubtful accounts is classified as a direct offset to accounts receivable as it is more likely than not that these doubtful accounts will be written off in the short-term.

The following is a summary of changes to the allowance for doubtful accounts (in thousands) at December 31:

	2017	2016

Balance at the beginning of the year	$1,488	$1,636
Provision for bad debts	638	659
Amounts written off	(823)	(807)
Balance at the end of the year	$1,303	$1,488

The total unamortized discount at December 31, 2017 and 2016 was $201,697 and $199,791, respectively, and is included with long-term receivables, net, in the accompanying consolidated balance sheets.

Provisions for bad debts are recorded in selling, general and administrative on the consolidated statement of operations.

Inventories

Inventories consist of products used for the Company’s energy efficiency solutions are stated at the lower of cost or market. Cost is determined utilizing the first-in, first-out (FIFO) method.

Property and Equipment and Other Long-lived Assets

Property and equipment are recorded at cost, net of accumulated depreciation. Identifiable significant improvements are capitalized and expenditures for maintenance and repairs are charged to expense as incurred.

Property and equipment are depreciated on a straight-line method over the following estimated useful lives:

Building Improvements	3-10 years
Construction equipment	3-5 years
Furniture	5-10 years
Office equipment	3-5 years
Software	3-5 years
Transportation equipment	3-5 years

In accordance with ASC 360, “Property, Plant and Equipment”, the Company periodically evaluates the carrying value of long-lived assets when events and circumstances warrant such review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flows from such an asset are separately identifiable and are less than the carrying value. In that event, a loss is recognized in the amount by which the carrying value exceeds the fair market value of the long-lived asset. This guidance applies to assets held for use and not to assets held for sale. The Company has no assets held for sale. The Company has identified no such impairment indicators as of December 31, 2017, or December 31, 2016.

The Company accounts for costs related to internal-use software in accordance with ASC 350-40, Internal-Use Software. Costs incurred during the preliminary project stage and postimplementation-operation stage are expensed as incurred. External costs incurred to configure, install and test the software during the application development stage are capitalized and are included in property and equipment, net, in the accompanying consolidated balance sheets.

Goodwill

In accordance with ASC 350 — “Intangibles - Goodwill and Other”, the Company tests goodwill for impairment on an annual basis during the fourth quarter and on an interim basis when conditions indicate impairment may have occurred. In performing these assessments, management relies on and considers a number of factors, including operating results, business plans, economic projections, anticipated future cash flows, comparable market transactions (to the extent available), other market data and the Company’s overall market capitalization. There are inherent uncertainties related to these factors which require judgment in applying them to the analysis of goodwill for impairment. At the date of the latest test, December 31, 2017, it was determined that no indicators of impairment existed and there were no other factors, internal or external, that may affect carrying value of goodwill.

Revenue Recognition

The Company offers utility companies energy efficiency program delivery services targeted to their small-and mid-sized business customers (the “end-users”). Under contracts with utility companies, the Company provides energy efficient solutions to the end-users that focuses on the different uses of energy, including lighting and electrical, mechanical and HVAC, and refrigeration. These solutions consist of product sales and installation services. All revenues recorded in the accompanying statement of operations are generated under contracts with the utility companies and contracts with the end-users, collectively referred to as “customers”. Contracts are priced based on actual costs of providing the energy efficient solutions.

To determine the proper revenue recognition for contracts with customers, we evaluate whether two or more contracts should be combined and accounted for as one single contract and whether the combined or single contract contains more than one performance obligation. This evaluation requires significant judgment and the decision to combine a group of contracts or separate the combined or single contract into multiple performance obligations could change the amount of revenue and profit recorded in any given period. The Company enters into master agreements with various large utilities which serves to provide the terms the Company is required to follow when providing product sales and energy efficient installations to the end-users. The Company enters into a separate contract with the end-user for each product sale and energy efficient installation which provide the scope of services and payment terms, including the utility responsibility of the overall contract price. The utility companies and end-users contract with us to provide a desired output, which is energy efficiencies. We achieve this by providing a series of goods and services that results in this desired output, therefore, all goods and services provided under the contract are accounted for as one performance obligation. Because the goods and services promised in the contracts are a single performance obligation, all contracts are combined into one single unit of account.

The Company recognizes revenue over the term of the contract, as installation occurs, and as control of products are transferred to the customer. Because of control transferring over time, revenue is recognized based on the extent of progress toward completion of the performance obligation. The selection of the method to measure progress toward completion requires judgment and is based on the nature of the products and services to be provided. We use the cost-to-cost measure of progress for our contracts because it best depicts the transfer of control to the customer which occurs as we incur costs on our contracts. Under the cost-to-cost measure of progress, the extent of progress towards completion is measured based on the input of costs and equals the ratio of installation costs incurred to date to the total estimated costs at completion of the performance obligation. Revenues are recorded proportionally as installation costs are incurred.

Under the typical payment terms of contracts, the customer pays after all product sales and installation services under the contract are complete. Customers may pay a deposit prior to the completion of the contract. These are presented in customer deposits as a current liability in the accompanying consolidated balance sheets. Customers may remit progress payments. Progress payments are made on a case-by-case basis, and are reflected in unearned revenue in the accompanying consolidated balance sheets. The amounts reported in customer deposits and unearned revenue, collectively referred to as “contract liabilities”, represent the transaction price allocated to performance obligations that are unsatisfied at the end of the reporting period. Revenue related to contract liabilities is expected to be recognized in the subsequent year. Revenue recognized, but not yet billed, is recorded in unbilled accounts receivable in the accompanying balance sheets. The amounts reported in accounts receivable, unbilled accounts receivable, and long-term receivables, collectively referred to as “contract assets”, represent all the Company’s assets recorded under customer contracts as of December 31, 2017 and 2016.

The Company recognizes periodic interest income at a constant effective yield in connection with sales granted to customers under contracts with payment terms providing for equal monthly payments over a predetermined period, generally 24-months. The discount rate used to reduce the receivables to present value is calculated using the difference in contract price between a lump sum payment, inclusive of lump sum discount, and total monthly payments under payment terms greater than one year.

We account for a contract when it has approval and commitment from both parties, the rights of the parties are identified, payment terms are identified, the contract has commercial substance and collectability of consideration is probable.

Certain contracts with customers contain provisions that can increase or decrease the transaction price. These variable amounts generally are awarded upon achievement of certain performance metrics or program milestones. We estimate variable consideration at the most likely amount to which we expect to be entitled. We include estimated amounts in the transaction price to the extent it is probable that a significant reversal of cumulated revenue recognized will not occur when the uncertainty associated with the variable consideration is resolved. Our estimates of variable consideration and determination of whether to include estimated amounts in the transaction price are based largely on an assessment of our anticipated performance and all information that is currently available to us, including historical and forecasted information.

Revenue recognized during the year ended December 31, 2017, that represented contract liabilities at December 31, 2016 amounted to $1 million. Revenue recognized during the year ended December 31, 2016 that represented contract liabilities at December 31, 2015 amounted to $1.8 million.

Advertising, Marketing and Promotional Costs

Expenditures on advertising, marketing and promotions are charged to operations in the period incurred and totaled $0.9 million and $0.5 million for the years ended December 31, 2017 and 2016, respectively.

Share-based Compensation

The Company has a stock incentive plan that provides for share-based employee compensation, including the granting of stock options and shares of restricted stock, to certain key employees. The Company follows the guidance of ASC 718, “Compensation —Stock Compensation,” which requires companies to record stock compensation expense for equity-based awards granted, including stock options and restricted stock unit grants, over the service period of the equity-based award based on the fair value of the award at the date of grant. Forfeitures are recognized at the time at which they occur.

The following are the components of the Company’s share compensation expense (in thousands), net of forfeitures of $0.1 million and nil, for the years ended December 31, 2017 and 2016, respectively:

	2017	2016
Stock options	$319	$504
Restricted stock	13	208
Employee stock purchase plan	—	29
Total	$332	$741

Please refer to Notes 17, 18, and 19 for additional information regarding share-based compensation expense.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred income taxes are recognized for the tax consequences in future years of the differences between the tax basis of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable earnings. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized. The Company recognizes the effect of an uncertain income tax position on the income tax return at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. The Company’s policy for recording interest and penalties is to record such items as a component of the provision for income taxes.

Net Earnings (Loss) Per Share

The Company computes income (loss) per share under ASC 260, “Earnings Per Share”, which requires presentation of two amounts: basic and diluted income (loss) per share. Basic income (loss) per share is computed by dividing the income (loss) available to common stockholders by the weighted average common shares outstanding. Diluted earnings per share would include all common stock equivalents unless anti-dilutive. For periods when such inclusion would not be anti-dilutive, the Company uses the treasury stock method to calculate the diluted earnings per share. The treasury stock method assumes that the Company uses the proceeds from the exercise of in-the-money options and warrants to repurchase common stock at the average market price for the period. Options and warrants are only dilutive when the average market price of the underlying common stock exceeds the exercise price of the options or warrants.

The following table sets forth the weighted average shares issuable upon exercise of outstanding options and warrants and convertible debt that is not included in the basic earnings (loss) per share available to common stockholders:

	2017	2016

Weighted average shares issuable upon exercise of outstanding options	1,747,088	1,265,144
Weighted average shares issuable upon exercise of outstanding warrants	14,019	14,019
Weighted average shares issuable upon conversion of convertible preferred stock	4,166,667	4,166,667
Weighted average shares issuable upon conversion of convertible debt	3,718,354	3,718,354
	9,646,128	9,164,184

Fair Value Measurements

U.S. GAAP establishes a framework for measuring fair value and enhances disclosures about fair value measurements. The Company is required by GAAP to record certain assets and liabilities at fair value on a recurring basis. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes the following fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value:

Level 1: Quoted prices in active markets for identical assets or liabilities.

Level 2: Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The fair value of interest-bearing cash is classified as Level 1 at December 31, 2017 and December 31, 2016.

The Company reports transfers in and out of Levels 1, 2, and 3 as applicable, using the fair value of the underlying instrument as of the beginning of the reporting period in which the transfer(s) occurred. There were no transfers in or out of Level 1, 2, or 3 during the years ended December 31, 2017 and 2016.

The guidance in ASC 815, “Derivatives and Hedging” requires that the Company mark the value of its derivative liability —related party (See Note 9) to market and recognize the change in valuation in its statement of operations each reporting period. Determining the derivative liability - related party to be recorded requires the Company to develop estimates to be used in calculating the fair value.

Since the derivative liability —related party does not trade in an active securities market, the Company considers this to be a Level 3 measurement at December 31, 2017 and 2016. See Note 9 for a description of how the fair value was calculated.

The following table sets forth, by level, within the fair value hierarchy, the Company’s derivative liabilities at fair value at December 31, 2017 and 2016:

		Basis for Valuation
	Total	Level 1	Level 2	Level 3
December 31, 2016:
Conversion feature - related party	$2,948	$—	$—	$2,948
December 31, 2017:
Conversion feature - related party	$654	$—	$—	$654

The following sets forth a summary of the changes in the fair value of the Company’s level 3 liabilities:

Balance, January 1, 2016	$6,671
Unrealized gain reported in earnings	(3,723)
Balance, December 31, 2016	2,948
Unrealized gain reported in earnings	(2,294)
Balance, December 31, 2017	$654

Fair Value of Financial Instruments

The carrying amounts reported in the consolidated balance sheets for accounts receivable, accounts payable and accrued expenses approximate fair value because of the short-term nature of these amounts. The carrying amount reported for long-term receivables also approximates fair value because the amount has been adjusted to present value, as described above. The fair value of the long-term debt —related party, also approximates fair value, as the debt was amended in March 2016, resulting in revised fair value and the Company believes its credit rating and prevailing market rates are comparable at December 31, 2017 and December 31, 2016 (see Note 9).

Recently Adopted Accounting Pronouncements

During the year ended December 31, 2017, the Company adopted certain Accounting Standards Update’s (“ASU”), in accordance with the guidance set forth by the Financial Accounting Standards Board (“FASB”). The background of these ASU’s along with the financial statement impact, if any, is disclosed below.

In May 2014, FASB issued ASU 2014-09, “Revenue from Contracts With Customers.” ASU 2014-09 supersedes nearly all existing guidance on revenue recognition under GAAP. The core principle of ASU 2014-09 is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration to which the Company expects to be entitled for those goods or services. The two permitted transition methods under the new standard are the full retrospective method, in which case the standard would be applied to each prior reporting period presented and the cumulative effect of applying the standard would be recognized at the earliest period shown, or the modified retrospective method, in which case the cumulative effect of applying the standard would be recognized at the date of initial application. In July 2015, the FASB approved the deferral of the new standard’s effective date by one year. The new standard is effective for annual reporting periods beginning after December 15, 2017. The

FASB permits companies to adopt the new standard early, but not before the original effective date of annual reporting periods beginning after December 15, 2016.

Effective January 1, 2017, the Company has elected to early adopt the requirements of ASU 2014-09. To prepare for transition, the Company analyzed the impact of the standard on our existing revenue contracts by reviewing current accounting policies and practices to identify potential differences that would result from applying the requirements of the new standard to the Company’s revenue contracts. Upon conclusion of this analysis, the Company has determined that the application of the new standard does not have an impact on the Company’s current business processes, systems, and controls to support revenue recognition under the new standard. There is no cumulative impact to the accumulated deficit, therefore, adoption of either the full retrospective or modified retrospective method is not required. Additional disclosures that are required with this ASU have been added to the notes to the financial statements.

The Company has adopted ASU 2015-03, “Interest — Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs”, which was issued by the FASB in April 2015. Because of adopting this ASU, the December 31, 2016 balance sheet has been reclassified by presenting the deferred financing costs as a direct deduction to long-term debt — related party. This resulted in a decrease to total assets in the amount of $0.1 million and a decrease to total liabilities in the amount of $0.1 million in the accompanying December 31, 2016 consolidated balance sheet.

The Company has adopted ASU 2017-04 “Intangibles—Goodwill and other (Topic 350): Simplifying the test for goodwill impairment”, which was issued by the FASB in January 2017. In accordance with the new standard, the Company has eliminated Step 2 of the goodwill impairment test. The results of the adoption have had no impact on the financial. See Note 7 for results of the annual goodwill impairment test.

The Company has adopted ASU 2016-09, “Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting”, which was issued by the FASB in March 2016. The areas for simplification in this update involve several aspects of the accounting for employee share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. The adoption of this ASU has an immaterial financial impact on the Company because as of December 31, 2017 and 2016 there is a full valuation allowance on the deferred tax assets of the Company. Additional accounting policy disclosures that are required with this ASU have been added to Note 1. See Note 15 for income tax disclosure information.

Recent Accounting Pronouncements

In August 2016, the FASB issued ASU 2016-15 “Statement of Cashflows (Topic 230): Classification of certain cash receipts and cash payments”. The objective of ASU 2016-15 is to eliminate the diversity in practice related to the classification of certain cash receipts and payments in the statement of cash flows, by adding or clarifying guidance on eight specific cash flow issues. ASU 2016-15 is effective for periods beginning after December 15, 2017 with early adoption permitted. The Company is currently evaluating the impact of adopting ASU 2016-15 on its consolidated financial statements and related disclosures.

In June 2016, FASB issued ASU 2016-13 “Financial Instruments—Credit losses (Topic 326): Measurement of Credit Losses on Financial Instruments”. Topic 326 amends guidance on reporting credit losses for assets held at amortized cost basis and available for sale debt securities. The amendments affect loans, debt securities, trade receivables, net investments in leases, off balance sheet credit exposures, reinsurance receivables, and any other financial assets not excluded from the scope that have the contractual right to receive cash. The amendments in this update broaden the information that an entity must consider in developing its expected credit loss estimate for assets measured either collectively or individually. The use of forecasted information incorporates more timely information in the estimate of expected credit loss, which will be more useful to users of the financial statements. The amendments in this update are effective for annual reporting periods beginning after December 15, 2019. The Company is currently evaluating the impact of adopting ASU 2016-13 on its consolidated financial statements and related disclosures.

In February 2016, FASB issued ASU 2016-02, “Leases (Topic 842).” ASU 2016-02 will require organizations that lease assets—referred to as “lessees”—to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases. Under the new guidance, a lessee will be required to recognize assets and liabilities for leases with lease terms of more than 12 months. Consistent with current GAAP, the recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee primarily will depend on its classification as a finance or operating lease. However, unlike current GAAP—which requires only capital leases to be recognized on the balance sheet—the new ASU will require both types of leases to be recognized on the balance sheet. ASU 2016-02 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The Company is currently evaluating the impact of adopting ASU 2016-02 on its consolidated financial statements and related disclosures.

In January 2016, FASB issued ASU 2016-01, “Recognition and Measurement of Financial Assets and Financial Liabilities.” ASU 2016-01 provides guidance concerning certain matters involving the recognition, measurement, and disclosure of financial assets and financial liabilities. The guidance does not alter the basic framework for classifying debt instruments held as financial assets. ASU 2016-01 is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Early adoption is not permitted, with some exceptions. The Company is currently evaluating the impact of adopting ASU 2016-01 on its consolidated financial statements and related disclosures.

Reclassifications

Certain reclassifications have been made to the December 31, 2016 balance sheet to conform with December 31, 2017 presentation. The December 31, 2016 balance sheet reflects an increase in total assets of $1.0 million and an increase in total liabilities of $1.0 million, as compared to the presentation in the December 31, 2016 financial statements. The December 31, 2016 consolidated statement of cash flows was adjusted to reflect the reclassifications. There is no effect on cash provided by (used by) operating, investing, or financing activities because of these reclassifications. There was no impact on the equity of the Company at December 31, 2016 because of these reclassifications.

Note 4 —Discontinued Operations

During 2013, the Company sold the majority of its public-sector business. In addition, during the third quarter of 2013, the Company disposed of GESPC, its contract with the Army Corp of Engineers under the Federal Renewal and Renovation program, and the regional service business located in Bethlehem, Pennsylvania. These businesses, along with the asset development business that the Company shut down at the end of 2012, have all been reported as discontinued operations in the consolidated financial statements. For the years ended December 31, 2017 and 2016, the Company recorded losses from discontinued operations of nil and $45,000, which are included in loss from operations of discontinued business in the accompanying consolidated statements of operations.

Note 5 — Prepaid expenses and other

Prepaid expenses and other consist of the following (in thousands) at December 31:

	2017	2016
Vendor rebate receivable	$2,572	$1,622
Deposits and advances	347	379
Prepaid job costs	1,899	1,853
Prepaid insurance	121	187
Prepaid state taxes	40	40
Other receivable	107	41
Total	$5,086	$4,122

Note 6 —Property and Equipment

Property and equipment consist of the following (in thousands) at December 31:

	2017	2016
Buildings & improvements	$372	$283
Construction equipment	21	21
Furniture	790	728
Office equipment	1,539	1,372
Software	6,642	5,482
Transportation equipment	1,010	547
	10,374	8,433
Less accumulated depreciation	(6,999)	(5,488)
Property and equipment, net	$3,375	$2,945

Total depreciation expense was $1.5 million and $1.2 million for the year ended December 31, 2017 and 2016, respectively, and are included in selling, general, and administrative expense in the accompanying consolidated statements of operations.

Note 7 —Goodwill and Intangible Assets

Goodwill is calculated as the difference between the cost of acquisition and the fair value of the net identifiable assets of an acquired business. As of December 31, 2017 and 2016, the Company had recorded goodwill of approximately $8.2 million. There were no goodwill impairments as a result of performing the Company’s annual impairment test as of December 31, 2017 and 2016.

The following is a summary of the Company’s intangible assets (in thousands) at December 31:

	2017			2016
		Accumulated			Accumulated
	Gross	Amortization	Net	Gross	Amortization	Net
Customer Relationships	$1,505	$629	$876	$1,505	$285	$1,220
Technology and software	3,390	3,390	—	3,390	2,041	1,349
Trade name	825	825	—	825	825	—
Total	$5,720	$4,844	$876	$5,720	$3,151	$2,569

Total amortization expense of intangible assets was $1.7 million and $2.1 million for the year ended December 31, 2017 and 2016, respectively. During the year ended December 31, 2016, the Company adjusted the amortization periods of certain intangible assets that experienced a change of estimated useful lives as a result of operational decisions. This change resulted in additional charges of $0.5 million and $0.8 million for the years ended December 31, 2017 and 2016, respectively.

The total expected future amortization is as follows (in thousands):

Year	Amount
2018	$334
2019	233
2020	162
2021	117
2022	30
Total:	$876

Note 8 — Accrued Expenses

Accrued expenses consist of the following (in thousands) at December 31:

	2017	2016
Compensation	$2,934	$2,072
Job costs	1,677	2,210
Material costs	3,555	1,429
SEC settlement (Note 21)	—	800
Rent	185	187
Sales tax payable	45	18
Income taxes	186	65
Other	482	577
Total	$9,064	$7,358

Note 9 —Subordinated Convertible Term Notes — Related Party

The Company entered into a Note Purchase Agreement (the “Note Purchase Agreement”) with Bison Capital Partners IV, L.P. (“Bison”) on March 24, 2015, pursuant to which the Company issued a subordinated convertible note due March 24, 2020 (the “Bison Note”) in the principal amount of $11,750,000 (the “Note Issuance”). The proceeds from the sale of the Bison Note were used to finance an acquisition and to pay $0.9 million of fees and expenses incurred in connection therewith, including fees and expenses incurred in connection with the Note Purchase Agreement, which were capitalized and included as a discount to long-

term debt. As of the date the Bison Note was issued, Bison owned 10,000 shares of the Company’s Series C Convertible Preferred Stock (the “Series C Preferred Stock”) — which was, as of the date thereof, convertible into approximately 30% of the Company’s common stock — and was the Company’s single largest stockholder. Two members of the Board, Andreas Hildebrand and Peter Macdonald, are partners of an affiliate of Bison. As such, they recused themselves from the Board’s consideration of the Bison Note Issuance. The Bison Note is guaranteed by each subsidiary of the Company, and is secured by a lien on all the assets of the Company and each of its subsidiaries. The Company may not elect to prepay the Bison Note.

Based upon the initial conversion price of the Bison Note ($3.16), all or any portion of the principal amount of the Bison Note, plus, subject to the terms of the Bison Note, any accrued but unpaid interest, but not more than the principal amount of the Bison Note, may, at the election of the note holder, be converted into 3,718,354 shares of common stock after March 24, 2018 or the occurrence of a change of control of the Company, whichever occurs first. The conversion price is subject to anti-dilution adjustments in connection with stock splits and similar occurrences and certain other events set forth in the Bison Note, including future issuances of common stock or common stock equivalents at effective prices lower than the then-current conversion price. Due to the terms of the anti-dilution provision, the Company separated this conversion feature from the debt instrument and accounts for it as a derivative liability that must be carried at its estimated fair value with changes in fair value reflected in the Company’s Consolidated Statements of Operations. Upon issuance, the initial estimate of fair value was established as both a derivative liability and as a discount on the Bison Note. That discount, absent the amendments to the Bison Note described below, would have been amortized to interest expense over the term of the Bison Note. The Company determined the estimated fair value of the derivative liability to be $0.7 million and $2.9 million as of December 31, 2017 and 2016.

The fair value of the derivative liability was determined using a binomial option pricing model with the following assumptions: a risk-free rate of 1.89%; expected volatility of 80%; a maturity date of March 24, 2020; probability factors regarding the Company’s ability to meet the EBITDA covenants in the Bison Note; and a 0% probability that a future financing transaction would reduce the conversion price.

On March 30, 2016, the Company entered into a second amendment to the Bison Note (“Amendment No. 2”). Amendment No. 2 revised the covenants related to minimum consolidated EBITDA for the four consecutive fiscal quarters ending March 31, June 30, September 30 and December 31, 2016. Amendment No. 2 included two levels of trailing EBITDA targets. Pursuant to Amendment No. 2, the failure to meet the first target of trailing EBITDA for any of these quarters would for each such quarter result in an additional $250,000 in interest being accrued and added to the note principal. Failure to meet the second target of trailing EBITDA for any of these quarters would for each such quarter result in a further $250,000 in interest being accrued and added to the note principal. As a result of Amendment No. 2, the Company’s failure to meet the specified trailing EBITDA targets for any of the four consecutive fiscal quarters ending March 31, June 30, September 30 and December 31, 2016 would not be an event of default under the Bison Note.

In accordance with ASC 470 — “Debt”, Amendment No. 2, for accounting purposes, was treated as an extinguishment of the original amended note and the issuance of a new note, with the conversion derivative left intact and unchanged. Upon extinguishment, the net carrying amount of the extinguished note (including its principal amount and related discounts) of $7.4 million was written off and the fair value of the amended note was established, resulting in a net charge to earnings in the Consolidated Statement of Operations for the year ended December 31, 2016 of $2.1 million. The fair value of the amended note was determined by reference to its probability weighted average expected cash flows discounted at an estimated market interest rate for a hypothetical similar non-convertible note issued by the Company. The March 30, 2016 carrying value of $9.5 million will incur interest charges at an effective interest rate required to result in the ultimate amount of cash flows needed to service the Bison Note. As of March 30, 2016, that effective interest rate was estimated at 26.4% but may change depending on actual cash requirements to service the Bison Note pursuant to the various interest payment alternatives described above.

The Company was not in compliance with the revised covenants related to minimum consolidated EBITDA at December 31, 2016, September 30, 2016, June 30, 2016, and March 31, 2016 and as a result, $0.5 million of interest was accrued and added to the note principal for each period end. During the year ended December 31, 2016, a total of $3.6 million of interest was accrued and added to the note principal.

On February 28, 2017, the Company entered into a third amendment to the Bison Note (“Amendment No. 3”). Amendment No. 3 revised the covenants related to minimum consolidated EBITDA for the four consecutive fiscal quarters ending March 31, June 30, September 30 and December 31, 2017. Amendment No. 3 included two levels of trailing EBITDA targets. Pursuant to Amendment No. 3, the failure to meet the first target of trailing EBITDA for any of these quarters would for each such quarter result in an additional $150,000 in interest being accrued and added to the note principal. Failure to meet the second target of trailing EBITDA for any of these quarters would for each such quarter result in a further $150,000 in interest being accrued and added to the note principal. As a result of Amendment No. 3, the Company’s failure to meet the specified trailing EBITDA targets for any of the four consecutive fiscal quarters ending March 31, June 30, September 30 and December 31, 2017 would not be an event of default under the Bison Note. Going forward, if the Company is unable to further amend the Bison Note or significantly improve its EBITDA, the Company’s consolidated EBITDA may not exceed the minimum consolidated EBITDA tests required by the Bison Note and, as a result, an event of default would exist under the Bison Note for which Bison could accelerate the Company’s repayment of the indebtedness.

At December 31, 2017 and March 31, 2017, the Company was not in compliance with the revised covenants related to minimum consolidated EBITDA and, as a result, a total of $0.3 million of penalty was accrued. The amount of penalty related to the March 31, 2017 was compounded into the Bison Note on September 24, 2017 and the amount of penalty related to December 31, 2017 will be compounded into the Bison Note on March 24, 2018, in accordance with the Note Purchase Agreement.

The Note Purchase Agreement requires the Company to accrue interest at a lower “Scheduled Cash Interest Rate”, if interest is repaid semi-annually on March 24 and September 24. If repayment of accrued interest is not made on those dates, interest is accrued at a higher “Scheduled Accrued Interest Rate”. At December 31, 2017 and 2016 the Scheduled Cash Interest rate was 10% and the Scheduled Accrued Interest Rate was 12.5%.

During the year ended December 31, 2016, interest was accrued at the Scheduled Accrued Interest Rate. During the year ended December 31, 2017, interest was accrued at the Scheduled Cash Interest Rate. The Company repaid $2.5 million of interest on September 24, 2017, and the Company intends to make an interest payment on March 24, 2018. During the year ended December 31, 2017, a total of $2.0 million of interest was accrued and added to the note principal.

As of December 31, 2017 and 2016, $13.7 million and $13.7 million of principal and accrued interest was outstanding under the Bison Note, which is presented on the accompanying consolidated balance sheets in long-term debt — related party, net of unamortized deferred financing costs of $39,000 and $122,000, respectively.

Note 10 —Series C Preferred Stock — Related Party

On December 23, 2014, the Company entered into a Preferred Stock Purchase Agreement with Bison, pursuant to which Bison purchased 10,000 shares of the Company’s Series C Preferred Stock at a price of $1,000 per share.

In connection with the issuance of the Series C Preferred Stock, the Company entered into a Shareholder and Investor Rights Agreement dated as of December 23, 2014 (the “Shareholder Agreement”) with Bison and certain other stockholders of the Company. Pursuant to the terms of the Shareholder Agreement, in the event the Company proposes to issue new securities (subject to certain exceptions), the Company must allow Bison to purchase a portion of the new securities equal to the number of shares of common stock beneficially owned by Bison divided by the total number of shares of common stock then outstanding, on a fully diluted basis.

The Shareholder Agreement also provides Bison with operational consent rights and director appointment rights that apply so long as Bison holds at least five percent of the total voting power of the Company. The stockholders of the Company party to the Shareholder Agreement have agreed to vote in favor of Bison’s director appointees. The Shareholder Agreement entitles Bison to appoint one director to the Company’s Compensation Committee and any new board committee that is established, other than the Audit Committee or the Governance and Nominating Committee. It also entitles Bison to receive certain financial information. Bison may not, subject to certain exceptions in the Shareholder Agreement, acquire additional shares of common stock or seek to influence the management of the Company without the Company’s consent. Such restrictions will no longer apply upon certain changes of control of the Company.

The shares of Series C Preferred Stock are entitled to an accruing dividend of 12.5% per annum of their base amount (subject to adjustments for stock splits, combinations and similar recapitalizations), payable every six months. The base amount is adjusted on each dividend payment date for the unpaid dividends accrued. The Company accrued dividends of $1.6 million and $1.5 million during the years ended December 31, 2017 and 2016, respectively.

The shares of Series C Preferred Stock may be converted, at any time, at the option of the holder, into shares of the Company’s common stock at a conversion price which was initially equal to $2.40 per share (the “Series C Conversion Price”). The Series C Conversion Price shall be proportionately adjusted for stock splits, combinations and similar recapitalizations, and shall be adjusted for future issuances of common stock. Upon conversion, all accrued, undeclared and unpaid dividends on the shares of Series C Preferred Stock so converted shall be cancelled.

At any time after the fourth anniversary of the closing date, the Company shall have the right to redeem all, but not less than all, of the shares of Series C Preferred Stock for an amount equal to the original issue price of the shares plus all accrued but unpaid dividends, with such redemption to occur 30 days after the Company’s giving notice thereof to the holder(s)of the shares of Series C Preferred Stock. During such 30-day period, the holders of the Series C Preferred Stock may convert the Series C Preferred Stock to common stock in lieu of receiving the redemption payment. At any time after the fourth anniversary of the closing date, a holder of Series C Preferred Stock shall have the right to require the Company to redeem all or a portion of its Series C Preferred Stock for an amount equal to the original issue price of the shares plus all accrued but unpaid dividends. In the event the Company fails to make the required redemption payment by the date fixed for such payment, the dividend rate will increase to 15% per annum and increase by an additional 1% per annum each quarter until paid.

If, on the fifth anniversary of the closing date or any succeeding anniversary of such date, ten percent (10%) of the average daily trading volume of common stock is less than the number of shares of common stock beneficially owned by Bison divided by 240, then Bison may require the Company to initiate a sale process. Subject to the terms of the Shareholder Agreement, the stockholders of the Company party to the Shareholder Agreement have agreed to vote in favor of and otherwise support such a sale. If such a sale is not consummated within nine months, Bison shall have the right to require the Company to purchase, subject to the terms of the Shareholder Agreement, all or any portion of its Series C Preferred Stock or common stock into which such Series C Preferred Stock has converted, for a per share price generally equal to the average closing price of the Company’s common stock for the 60 trading days immediately preceding the date on which notice of exercise of such right is given to the Company.

The Company incurred costs of approximately $1.2 million to issue the Series C Preferred Stock. These costs were recorded net of the proceeds of the Series C Preferred Stock. The Series C Preferred Stock is classified outside of permanent equity as the rights of redemption and the ability to initiate a sale are not solely within the control of the Company.

The Company has used the cash proceeds from the sale of the Series C Preferred Stock for general corporate purposes.

On March 24, 2015, the Company amended and restated the Shareholder Agreement (as amended and restated, the “Amended and Restated Shareholder Agreement”) and that certain Registration Rights Agreement dated December 23, 2014 by and among the Company, Bison and certain other stockholders of the Company (as amended and restated, the “Amended and Restated Registration Rights Agreement”). Pursuant to the terms of the Amended and Restated Shareholder Agreement, in the event the Company proposes to issue new securities (subject to certain exceptions), the Company must allow Bison to purchase a proportion of the new securities equal to the number of shares of common stock beneficially owned by Bison (including the shares of common stock into which the Note could convert) divided by the total number of shares of common stock outstanding on a fully-diluted basis. The certain operational consent rights and director appointment rights held by Bison under the Shareholder Agreement remain in the Amended and Restated Shareholder Agreement; provided, however, that, in the event Bison is no longer entitled to designate at least one director under the terms of the Series C Preferred Stock, Bison will be entitled under the Amended and Restated Shareholder Agreement to designate that number of directors that is consistent with its ownership of common stock (including shares of common stock that are convertible from the Series C Preferred Stock and the Note, assuming the Note was immediately convertible) if it holds at least five percent of the common stock (computed in the same fashion).

Under the Amended and Restated Registration Rights Agreement, Bison is entitled to certain registration rights in connection with the common stock into which its shares of Series C Preferred Stock and the Note may convert, including the right to demand the registration of such shares and rights to include such shares in other registration statements filed by the Company. The Company has agreed to indemnify the other parties to the Amended and Restated Registration Rights Agreement in connection with any claims related to their sale of securities under a registration statement, subject to certain exceptions.

Note 11 —Line of Credit —Heritage Bank of Commerce

The Company is party to a Loan and Security Agreement (the “Loan Agreement”) with Heritage Bank of Commerce (the “Bank”), that includes a secured credit facility (the “Credit Facility”) consisting of a $10 million revolving line of credit and which the Company may draw upon from time to time, subject to the calculation and limitation of a borrowing base, for working capital and other general corporate purposes. As additional incentive to the Bank to enter into the Credit Facility and make available to the Company funds thereunder, the Company issued to the Bank a warrant to purchase 14,018 shares of the Company’s common stock at an exercise price of $4.28. The warrant is accounted for as a derivative. As of December 31, 2017 and December 31, 2016 the derivative was valued at $31,173.

Under an amendment to the Loan Agreement, the Bank established a sublimit of $2.0 million for Letters of Credit under the Credit Facility. The Company has one Letter of Credit agreement with the Bank in the amount of $0.1 million. The Letter of Credit is used to guarantee certain obligations of the Company in connection with its performance under contracts between the Company and a utility customer. The Letter of Credit reduce the Company’s borrowing base as calculated under the Loan Agreement.

The line of credit, which matures on July 24, 2019, bears variable interest at the prime rate plus 1.0% and is collateralized by certain assets of the Company and its subsidiaries including their respective accounts receivable, certain deposit accounts, and intellectual property.

The Loan Agreement requires the Company to comply with a number of conditions precedent that must be satisfied prior to any borrowing. In addition, the Company is required to remain compliant with certain customary representations and warranties and a number of affirmative and negative covenants. The occurrence of an event of default under the Loan Agreement may cause amounts outstanding during the event of default to accrue interest at a rate of 3.00% above the interest rate that would otherwise be applicable.

On December 21, 2015, the Company entered into an amendment (the “First Amendment”) to the Loan Agreement with the Bank. The First Amendment established a sublimit of $2.0 million for Letters of Credit under the Credit Facility. Except as specifically amended and modified by the First Amendment, all other terms and conditions of the Loan Agreement remain in effect. In December 2015, the Company entered into two Letter of Credit agreements with Heritage Bank of Commerce for letters of credit of $1.3 million and $0.1 million. The Letters of Credit are used to guarantee certain obligations of the Company in connection with its performance under contracts between the Company and two utility customers. The Letters of Credit reduce the Company’s borrowing base as calculated under the Loan Agreement.

On June 10, 2016, the Company entered into an amendment (the “Second Amendment”) to the Loan Agreement with the Bank. The Second Amendment increased the Credit Facility from $6.0 million to $10.0 million, extended the maturity from July 24, 2017 to July 24, 2018 and required the Company to achieve revised rolling four-quarter EBITDA targets, measured as of the last day of each quarter, as follows: $2,179,000 for the quarter ended March 31, 2016; $2,006,000 for the quarter ended June 30, 2016; $2,437,000 for the quarter ending September 30, 2016; and $3,995,000 for the quarter ending December 31, 2016. Except as specifically amended and modified by the Second Amendment, all other terms and conditions of the Loan Agreement remained in effect.

On November 9, 2016, the Company entered into a further amendment (the “Third Amendment”) to the Loan Agreement with the Bank. The Third Amendment had a retrospective impact on the Credit Facility and EBITDA targets for the quarter ending September 30, 2016. In conjunction with the Third Amendment, the Bank also issued a waiver for the quarter ending June 30, 2016 covenant targets. The Third Amendment reduced the Credit Facility from $10.0 million to $6.0 million and increased the variable interest rate from prime rate plus 1.0% to prime rate plus 2.5%. The Third Amendment also requires the Company to achieve quarterly EBITDA targets, as follows: ($1.0) million loss for the quarter ending September 30, 2016; and $1.0 million for the quarter ending December 31, 2016. Except as specifically amended and modified by the Third Amendment, all other terms and conditions of the Loan Agreement remain in effect.

On February 15, 2017, the Company entered into an amendment (the “Fourth Amendment”) to the Loan Agreement with the Bank. The Fourth Amendment requires the Company to achieve revised EBITDA targets, measured as of the last day of each quarter, as follows: $1.9 million for the twelve-month period ending March 31, 2017; $4.0 million for the twelve-month period ending June 30, 2017; $4.8 million for the twelve-month period ending September 30, 2017; and $4.8 million for the twelve-month period ending December 31, 2017. The Company and the Bank agreed to negotiate and agree on EBITDA targets for 2018 by February 15, 2018, absent which all amounts then outstanding would be due and payable on March 31, 2018. Except as specifically amended and modified by the Fourth Amendment, all other terms and conditions of the Loan Agreement remain in effect.

On August 31, 2017, the Company entered into an amendment (the “Fifth Amendment”) to the Loan Agreement with the Bank. The Fifth Amendment increased the available revolving line from $6.0 million to $10.0 million, extended the maturity to July 24, 2019, reduced the variable interest rate from prime rate plus 2.5% to prime rate plus 1.0%, and requires an early termination fee of $100,000 if the revolving facility is terminated prior to July 24, 2017. The Fifth Amendment requires the Company to achieve revised EBITDA targets, measured as of the last day of each quarter of $4.0 million for the twelve-month period ending for each applicable quarter. Except as specifically amended and modified by the Fifth Amendment, all other terms and conditions of the Loan Agreement remained in effect.

As of December 31, 2017 and 2016, the Company was in compliance with the asset coverage ratio covenant and the EBITDA covenant with the Bank. As of December 31, 2017 and 2016, the calculation of the borrowing base left approximately $9.4 million and $4.3 million, respectively, available to draw down from the Credit Facility. At December 31, 2017 and 2016, the principal balance of the Credit Facility was $0.5 million and nil, respectively.

Note 12 —Business Segment Information

All of the Company’s operations are included in one reportable segment, the Energy Efficiency segment.

Note 13 —Interest Expense

Interest expense is comprised of the following (in thousands):

	2017	2016
Subordinated convertible notes	$1,974	$3,599
Amortization of deferred financing costs	113	113
Amortization of debt discount - related party	440	383
Other	41	22
Total	$2,568	$4,117

Note 14 —Commitments

The Company leased offices in California, New Jersey, New York, North Carolina, and Ohio during the year ended December 31, 2017 from unrelated third parties under leases expiring through 2026.

Future annual minimum rentals to be paid by the Company under these non-cancellable operating leases as of December 31, 2017 are as follows (in thousands):

Year	Amount
2018	$621
2019	538
2020	475
2021	473
2022	373
Thereafter	1,345
Total	$3,825

Total rent expense amounted to approximately $879,000 and $1.1 million for the years ending December 31, 2017 and 2016, and is included in selling, general, and administrative expense on the accompanying consolidated statements of operations.

The Company finances vehicles under agreements with various banks (the “vehicle loans”). The interest rates on the vehicle loans ranges from 5.22 percent to 6.94 percent. The vehicle loans mature on various dates from 2020 through 2023. Amounts due under vehicle loans are included in long-term debt on the accompanying consolidated balance sheets. Future annual payments to be made by the Company under the vehicle loans as of December 31, 2017 are as follows:

2018	$117
2019	138
2020	121
2021	114
2022	46
Thereafter	5
Total	541
Less: current portion	(115)
Total long-term debt	$426

Interest expense related to the vehicle loans amounted to $29,000 and $8,000 for the year ended December 31, 2017 and 2016.

Note 15 — Income Taxes

The components of tax expense (benefit) for the years ended December 31, 2017 and 2016 consisted of the following (in thousands):

	2017	2016
Current tax expense
Federal	$119	$9
State	8	32
Total	$127	$41

Deferred tax expense (benefit)
Federal	$17,204	$(1,959)
State	(1,572)	2,853
Change in valuation allowance	(15,632)	(894)
Total	$—	$—

Total tax expense	$127	$41

Significant components of the Company’s net deferred taxes are as follows (in thousands):

	2017	2016
Deferred tax assets
Federal net operating loss	$24,516	$41,454
State net operating loss	4,461	2,913
Accrued compensation	735	524
Derivative value	159	1,146
Share-based compensation	610	963
Bad debt reserve	332	585
Fixed assets	61	—
Other	25	56
Total deferred tax assets	30,899	47,641
Valuation allowance	(30,322)	(45,952)
Deferred tax asset	$577	1,689

Deferred tax liabilities
Intangible assets	(183)	(920)
Debt discount	(394)	(769)
Total deferred tax liabilities	$(577)	(1,689)

Net deferred taxes	$—	$—

The Company has recorded a valuation allowance of $30.9 million due to the uncertainty of future utilization of the deferred tax assets. At December 31, 2017, the Company had U.S. federal net operating loss carryforwards available to offset future taxable income of approximately $123 million, which expire in the years 2018 through 2037. Under Section 382 of the Internal Revenue Code (“IRC”) of 1986, as amended, the utilization of U.S. net operating loss carryforwards may be limited under the change in stock ownership rules of the IRC. As a result of ownership changes as defined by Section 382, which have occurred at various points in the Company’s history, utilization of its net operating loss carryforwards will be significantly limited under certain circumstances. Based on an analysis of ownership changes prior to 2008, approximately $30.0 million of the net operating losses will expire unused due to Section 382 limitations and are therefore have been removed from the available federal NOLs. Based on an analysis of ownership changes post 2008, NOLs incurred from January 1, 2008 through December 31, 2016 are not subject to limitation under Section 382. The Company also has state tax effected net operating loss carryforwards of approximately $5.1 million, which if unused, will expire at various dates through 2037.

A reconciliation of the statutory federal rate of 34% and the effective income tax rate for continuing operations for the years ended December 31, 2017 and 2016 is as follows:

	2017	2016

Federal tax expense at statutory rate	34.0%	34.0%
Federal income tax	3.8%	0.0%
State income tax expense (benefit), net of federal benefit	-49.9%	0.8%
Meals and entertainment	1.2%	-0.3%
Dividend expense	17.8%	-4.8%
Penalities	0.0%	-3.4%
Return to provision adjustment	14.8%	-4.4%
Provision true up	-4.1%	-1.9%
Valuation allowance	-497.7%	-20.0%
Rate change	487.5%	0.0%
Other	-3.4%	-0.5%
	4.0%	-0.5%

The Company files income tax returns in the United States and various state and local jurisdictions. The effects of the Tax Cuts and Jobs Act (“Tax Act”), enacted on December 22, 2017 by the U.S. Government, has been reflected in the rate change above and, as a result, has decreased the deferred tax asset arising from federal net operating losses and the related valuation allowance required to reserve for the uncertainty of future utilization of these net operating losses. The Tax Act makes broad and complex changes to the U.S. tax code including, but not limited to, the following changes that will take effect in 2018: reducing the U.S. federal corporate tax rate structure from a graduated rate structure with a maximum rate of 35 percent to a flat rate of 21 percent, eliminating the corporate alternative minimum tax, eliminating, with certain exceptions, the ability to carryback net operating losses (NOLs) generated after December 31, 2017, replacing the 20-year NOL carryforward period with an indefinite carryforward period for NOLs generated after December 31, 2017, and limiting the deductibility of NOLs generated after December 31, 2017 to 80 percent of taxable income.

In accordance with generally accepted accounting principles, the Company has remeasured its deferred tax asset, and corresponding valuation allowance, as of December 31, 2017 to account for the changes brought by the Tax Act, including the change in the federal corporate tax rate that will take effect in 2018. The Company’s re-measurement resulted in an adjustment to decrease its deferred tax assets by $15 million as of December 31, 2017 and to adjust its valuation allowance proportionately due to the uncertainty of future utilization of the deferred tax assets.

The effects of a tax position taken or expected to be taken in a tax return are to be recognized in the financial statements when it is more likely than not, based on the technical merits, that the position will be sustained upon examination. No uncertain tax positions have been identified as of December 31, 2017 and 2016. If we did identify any uncertain tax positions, any accrued interest related to unrecognized tax expenses and penalties would be recorded in income tax expense. The statute of limitations is normally three years from the extended due date of the return for federal and state tax purposes. However, for taxpayers with net operating losses, the statute is effectively open to any year in which a net operating loss was generated. The statute of limitations for the Company is therefore effectively open for the years 1998 through 2016.

Note 16 —Equity Transactions

2016 Transactions

During 2016, the Company granted 71,344 shares of restricted stock to eight of its outside directors pursuant to the 2010 Non-Employee Directors’ Stock Plan as compensation for their service on the Board. These shares vest 50% upon grant and 50% on the first anniversary of the grant date if the director is still serving on the Company’s board of directors on the vesting date.

2017 Transactions

During 2017, the Company’s stockholders and Board approved an amendment to the Company’s certificate of incorporation to give effect to, first a reverse split of the Company’s outstanding common stock at an exchange ratio of 1-for-300, and then immediately following such reverse split, a forward split of its outstanding common stock at a ratio of 300-for-1. The Company refers to the reverse split and to the forward split, together, as the “reverse/forward split”.

On February 10, 2017 (the “Effective Date”) the Company filed with the Secretary of State of Delaware the amendment to its restated certificate of incorporate to affect the reverse/forward split. Any fractional share of common stock resulting from the forward split was rounded up to the nearest whole share. Any stockholder who, as of immediately prior to the reverse split, held fewer than 300 shares of the Company’s common stock in one account and, subsequent to the reverse split, would otherwise have been entitles to less than one full share of common stock, received, instead of the fractional share, $2.49 in cash for each such share held in that account, which was equal to the average of the closing price per share of the Company’s common stock immediately before and include the Effective Date. As of immediately prior to the reverse/forward split on the Effective date, the Company had 9,570,398 of common stock outstanding, and after the reverse/forward split, it had 9,555,216 shares of common stock outstanding. Approximately $36,000 was paid to cashed out stockholders who owned less than 300 shares immediately prior to the reverse split on the Effective Date.

The reverse/forward split did not affect the par value of a share of the Company’s common stock, which remains at $0.0001 per share. As a result, the stated capital attributable to common stock on the Company’s consolidated balance sheet has been reduced proportionately based on the reverse/forward split exchange ratio, and the additional paid-in capital account was credited with the amount by which the stated capital was reduced. There are no other accounting consequences arising from the reverse/forward split.

As provided for in the Company’s equity incentive plans and outstanding warrant agreements, the number of shares subject to the equity plans and warrant agreements along with any exercise prices of outstanding awards, were equitably and proportionately adjusted and are reflected.

Note 17 —Stock Options

On January 1, 2017, the Company established the 2017 Equity Incentive Plan (the “2017 Plan”) to enhance long-term profitability and stockholder value by offering common stock and common-stock based performance incentives to those employees, directors, and consultants who are key to the Company’s growth and success, to attract and retain experienced employees, and to align participants interest with those of the Company’s stockholders. The 2017 Plan replaced and discontinued the Company’s 2008 Long-Term Incentive Plan (the “2008 Plan”), at which time any shares outstanding in the 2008 Plan were transferred into the 2017 Plan. The provisions of the 2017 Plan, among other things as defined in the agreement, increased the number of shares available for issuance and increased the automatic annual increase of the number of shares.

The 2017 Plan provided for the issuance of up to 2,400,000 shares of common stock to certain employees, directors, and consultants, and provides for an automatic annual increase in the number of shares reserved under the plan in an amount equal to 48,000 shares. Awards granted under the 2017 Plan could be Incentive Stock Options (“ISOs”) or non-qualified stock options (“NQSOs”). The exercise price for any ISO could not have been less than 100% of the fair market value of the stock on the date the option is granted, except that with respect to a participant who owns more than 10% of the common stock the exercise price must be not less than 110% of fair market value. The exercise price of any NQSO shall be in the sole discretion of the Compensation Committee or the Board. To qualify as an ISO, the aggregate fair market value of the shares (determined on the grant date) under options granted to any participant may not have exceeded $100,000 in the first year that they can be exercised. There was no comparable limitation with respect to NQSOs. The term of all options granted under the 2008 Plan would have been determined by the Compensation Committee or the Board in their sole discretion; provided, however, that the term of an ISO may not exceed 10 years from the grant date.

In addition to the ISOs and NQSOs, the 2017 Plan permitted the Compensation Committee, consistent with the purposes of the Plan, to grant stock appreciation rights and/or shares of Common Stock to non-employee directors and such employees (including officers and directors who are employees) of, or consultants to, the Company or any of its Subsidiaries, as the Committee may determine, in its sole discretion. Under applicable tax laws, however, ISOs could have only been granted to employees.

The 2017 Plan was administered by the Board, which is authorized to interpret the 2017 Plan, to prescribe, amend and rescind rules and regulations relating to the 2017 Plan and to determine the individuals to whom, and the time, terms and conditions under which, options and awards were granted. The Board may also amend, suspend or terminate the 2017 Plan in any respect at any time. However, no amendment may adversely affect the rights of a participant under an award theretofore granted without the consent of such participant except such an amendment is (i) made to avoid an expense charge to the Company (ii) made to permit the Company or an Affiliate a deduction under the Code; or (iii) made to comply with or gain exemption from any statute that would otherwise impose adverse tax consequences on the Participant. No such amendment shall be made without the approval of the Company’s stockholders to the extent such approval is required by law, agreement or the rules of any stock exchange or market on which the Stock Is listed.

As of December 31, 2017, there were approximately 255 employees of the Company eligible to participate in the 2017 Plan, and 2,368,359 shares of common stock reserved for issuance under the 2017 Plan.

The following table summarizes the options granted, exercised, forfeited and outstanding through December 31, under the 2017 Plan:

	Shares	Exercise Price Per Share	Weighted Average Exercise Price
Outstanding, January 1, 2016	1,267,036	$2.57 - $77.91	$3.95
Granted	100,000	$2.65	$2.65
Forfeited	(332,057)	$2.57 - $70.00	$3.06
Outstanding, December 31, 2016	1,034,979	$2.57 - $77.91	$4.13
Granted	1,420,000	$4.23	$4.23
Forfeited	(86,620)	$2.57 - $77.91	$6.56
Outstanding, December 31, 2017	2,368,359	$2.65 - $37.24	$3.96

Options exercisable at December 31, 2016	357,080	$2.57 - $77.91	$5.54
Options exercisable at December 31, 2017	598,246	$2.65 - $37.24	$3.81

The following table summarizes information about stock options outstanding at December 31, 2017:

	Options Outstanding			Options Exercisable
		Weighted
	Outstanding	Average	Weighted	Shares	Weighted
	Shares at	Remaining	Average	Exercisable at	Average
	December 31,	Contractual Life	Exercise	December 31,	Exercise
Exercise Price	2017	(in years)	Price	2017	Price
$2.65 - $3.00	868,354	7.4	$2.92	534,907	$2.89
$3.01 - $4.00	49,286	9.5	$3.27	32,620	$3.37
$4.01 - $6.00	1,427,143	9.4	$4.24	7,143	$5.25
$22.82 - $30.00	19,491	1.9	$24.95	19,491	$24.80
$30.01 - $40.00	4,085	1.2	$34.49	4,085	$34.49
	2,368,359	6.7	$3.96	598,246	$3.81

The aggregate intrinsic value of the outstanding options (the difference between the closing stock price on the last trading day of 2017 of $1.35 per share and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on December 31, 2017 was nil. The aggregate intrinsic value of the exercisable options as of December 31, 2017 was nil. These amounts will change based on changes in the fair market value of the Company’s common stock.

During the year ended December 31, 2017, the Company used the Black-Scholes model to value its employee options on the date of grant. During the year ended December 31, 2016, the Company uses an Enhanced Hull-White Trinomial model to value its employee options. The weighted-average assumptions using the Black Scholes option pricing model and the Enhanced Hull-White Trinomial model during the year ended December 2017, and 2016, respectively, for stock options under ASC 718, are as follows:

	2017	2016
Weighted average fair value per options granted	$0.55	$1.24

Significant assumptions (weighted average):
Current stock price	$2.15	n/a
Exercise price	$4.23	n/a
Risk free interest rate at grant date	1.49%	0.22%
Expected stock price volatility	65%	63%
Expected option life	3	6
Expected turn-over rate	n/a	4.80%
Expected exercise multiple	n/a	2.2

The risk-free interest rate is based on the U.S. Treasury Bill rates at the time of grant. The dividend reflects the fact that the Company has never paid a dividend on its common stock and does not expect to in the foreseeable future. The Company estimated the volatility of its common stock at the date of grant based on the historical volatility of its stock. The expected term of the options is based on the simplified method as described in a Staff Accounting Bulletin No. 107 (“SAB 107”). The expected turn-over rate represents the expected forfeitures due to employee turnover and is based on historical rates experienced by the Company. The expected exercise multiple represents the mean ratio of the stock price to the exercise price at which employees are expected to exercise their options and is based on an empirical study completed by S. Huddart and M. Lang (1996). The Black Scholes model and Hull-White Trinomial model differ as it relates to the inputs for each model. As such, the above table reflects an “n/a” for those inputs that are not applicable for the model used during that year end.

The Company recognizes compensation expense for stock options on a straight-line basis over the requisite service period, which is generally equal to the vesting period of the option. The subject stock options expire ten years after the date of grant. The Company recognized share compensation expense for stock options, net of forfeitures, of $0.0 million and $0.5 million during the years ended December 31, 2017, and 2016, respectively.

As of December 31, 2017, $0.7 million of total unrecognized compensation cost related to outstanding stock options, unadjusted for potential forfeitures, is expected to be recognized as follows (amounts in thousands):

Year	Amount
2018	$452
2019	172
2020	54
Total	$678

Note 18 —Restricted Stock

On June 3, 2010, stockholders approved the 2010 Non-Employee Directors’ Stock Plan (the “2010 Directors’ Plan”), which replaced the 2001 Directors Plan. The 2010 Directors’ Plan provides for the granting of stock to non-employee directors to compensate them for their services to the Company. The use of the shares available under the 2010 Directors’ Plan is administered by the Company’s Board of Directors, which has delegated its powers to the Compensation Committee of the Board of Directors. The Compensation Committee has designed a plan that grants non-employee directors restricted shares of stock with the following market values on the date of grant:

For Board Service:
Each director upon initial election:	$40,000
Annual grant to each director:	$20,000
Annual Grants for Committee Service:
Audit Committee:
Chairman	$15,000
Members	$10,000
Compensation Committee:
Chairman	$10,000
Members	$5,000
Nominating Committee:
Chairman	$5,000
Members	$2,500

Half of the shares received pursuant to each grant under the 2010 Directors’ Plan vest immediately and the remaining shares vest on the one-year anniversary of such grant. Shares for board service are granted on the first business day of the year and shares for committee service are granted upon appointment to the committee following the annual meeting of stockholders. Newly appointed directors receive their initial grant on their date of appointment.

During the year ended December 31, 2017, the Board approved a cash payout to independent non-employee directors in lieu of granting restricted shares of stock, therefore, there were no restricted stock grants to Board members.

The Company has granted shares of restricted stock to certain senior managers under its 2009 Management Incentive Compensation Plan (the “2009 Management Plan”) as a form of long-term incentive. The 2009 Management Plan was amended and restated on January 1, 2017. Grants under this plan typically vest over a three-year period provided that the grantee is still an employee on the applicable vesting date.

The following table summarizes the shares of restricted stock granted, vested, forfeited and outstanding as of December 31, 2017:

		Weighted Average
		Grant-Date Fair
	Restricted Shares	Value

Outstanding at December 31, 2015	32,391	$3.15
Granted	71,344	2.59
Vested	(88,896)	2.86
Outstanding at December 31, 2016	14,839	2.19
Granted	—	—
Vested	(14,839)	2.19
Outstanding at December 31, 2017	—	—

The Company accounts for grants of restricted stock in accordance with ASC 718, “Compensation — Stock Compensation”. This pronouncement requires companies to measure the cost of the service received in exchange for a share-based award based on the fair value of the award at the date of grant, with expense recognized over the requisite service period, which is generally equal to the vesting period of the grant. The Company recognized approximately $13,000, and $207,000 of share-based compensation expense related to the issuances of restricted stock in the years ended December 31, 2017 and 2016, respectively.

Note 19—Employee Stock Purchase Plan

During the first quarter of 2015, the Board adopted, and subsequently the stockholders approved, the Lime Energy Co. 2014 Employee Stock Purchase Plan (the “2014 ESPP”). The 2014 ESPP provided for two successive six-month offering periods commencing on July 1, 2014 and January 1, 2015, respectively. During second quarter of 2015, the Board adopted, and subsequently the Company’s stockholders approved, the Lime Energy Co. 2015 Employee Stock Purchase Plan (the “2015 ESPP”). The 2015 ESPP provided for the issuance of up to 100,000 shares of common stock in two successive six-month offering periods commencing on July 1, 2015 and January 1, 2016, respectively. During 2016, the Board adopted, and subsequently the Company’s stockholders approved, the Lime Energy Co. 2016 Employee Stock Purchase Plan (the “2016 ESPP”). The 2016 ESPP provided for the issuance of up to 100,000 shares of common stock in two successive six-month offering periods commencing on July 1, 2016 and January 1, 2017, respectively. On June 30, 2016, the Board terminated the 2016 ESPP.

For accounting purposes, each employee participating in the 2014 ESPP and the 2015 ESPP is considered to have received a series of options for current and future offering periods to purchase shares at a price equal to the closing price on the first day of the offering period, less 15%. The Company calculates the value of these options using a trinomial option pricing model and amortizes the values as share-based compensation expense over the term of option, which is considered to extend through the end of the related offering period. The Company recorded nil and $30,000 of share-based compensation expense under the 2015 ESPP and 2014 ESPP in the years ended December 31, 2017 and 2016, respectively.

Note 20 — Earnings Per Share

The Company computes income or loss per share under ASC 260 “Earnings Per Share”, which requires presentation of two amounts: basic and diluted loss per common share. Basic loss per common share is computed by dividing income or loss available to common stockholders by the number of weighted average common shares outstanding, and includes all common stock issued. Diluted earnings include all common stock equivalents. The Company has not included the preferred stock or outstanding warrants as common stock equivalents in the computation of diluted loss per share for the year ended December 31, 2017 because the effect will be anti-dilutive. The Company has not included the outstanding stock options, outstanding warrants, preferred stock, or convertible debt as common stock equivalents in the computation of diluted loss per share for the year ended December 31, 2016 and 2016 because the effect will be anti-dilutive.

The following table sets forth the basic and diluted loss per common share at December 31, (in thousands):

	2017	2016
Earnings (loss) Per Share - Basic
Income (loss) from continuing operations	$4,662	$(8,865)
Less: preferred stock dividends	(1,648)	(1,463)
Income available to common stockholders	3,014	(10,328)
Loss from operation of discontinued business	—	(45)
Net income (loss) available to common stockholders	$3,014	$(10,373)
Weighted average common shares outstanding - Basic	9,658	9,654
Basic earnings (loss) per common share	$0.31	$(1.07)

Earnings (loss) Per Share - Diluted
Net income (loss) available to common stock holders	$3,014	$(10,373)
Less: Gain from change in derivative liability	(2,294)	—
Add interest on convertible term notes	2,568	—
Net income (loss) applicable to dilutive common stock	3,288	(10,373)

Weighted average common shares outstanding - Basic	9,658	9,654
Effect of dilutive shares:
Dilutive stock options	1,747	—
Dilutive debt conversions	3,718	—
Weighted average common shares outstanding - Dilutive	15,123	9,654
Diluted earnings (loss) earnings per common share	$0.22	$(1.07)

Note 21 —Legal Matters

From time to time the Company becomes involved in legal proceedings and in each case the Company assesses the likely liability and/or the amount of damages as appropriate. Where available information indicates that it is probable a liability had been incurred at the date of the consolidated financial statements and the Company can reasonably estimate the amount of that loss, the Company accrues the estimated loss by a charge to income. In many proceedings, however, it is inherently difficult to determine whether any loss is probable or even reasonably possible or to estimate the amount of any loss. In addition, even where loss is possible or an exposure to loss exists in excess of the liability already accrued with respect to a previously recognized loss contingency, it is often not possible to reasonably estimate the size of the possible loss or range of loss.

For certain legal proceedings, the Company can estimate possible losses, additional losses, ranges of loss or ranges of additional loss in excess of amounts accrued. For certain other legal proceedings, the Company cannot reasonably estimate such losses, if any, since the Company cannot predict if, how or when such proceedings will be resolved or what the eventual settlement, fine, penalty or other relief, if any, may be, particularly for proceedings that are in their early stages of development or where plaintiffs seek substantial or indeterminate damages. Numerous issues must be developed, including the need to discover and determine important factual matters and the need to address novel or unsettled legal questions relevant to the proceedings in question, before a loss or additional loss or range of loss or additional loss can be reasonably estimated for any proceeding.

SEC Investigation. On October 17, 2016, the Company and the Securities and Exchange Commission (the “SEC”) reached a settlement with respect to the previously-disclosed SEC investigation into the Company’s revenue recognition practices and financial reporting during the 2010 to 2012 reporting periods. In connection with the settlement process, the SEC filed a complaint against the Company and four former officers in the U.S. District Court for the Southern District of New York (the “Court”).

On October 18, 2016, the Court entered a final judgment which (i) approved the settlement; (ii) permanently enjoined the Company from violating Section 17(a) of the Securities Act of 1933, as amended, Sections 10(b), 13(a), 13(b)(2)(A), and 13(b)(2)(B) of the Securities Exchange Act of 1934, as amended, and rules 10b-5, 13a-1, and 13a-13 promulgated thereunder; and (iii) ordered the Company to pay the agreed-to civil penalty. The Company, without admitting or denying the allegations in the SEC’s complaint, had consented to the entry of a final judgment pursuant to which it would pay a civil monetary penalty of $1 million, payable in 5 equal installments over the next 12 months.

An accrual for the civil penalty amount was established and expensed in the second fiscal quarter of 2016, as disclosed in the Company’s Quarterly Report on Form 10-Q filed on August 15, 2016. During the third fiscal quarter of 2016, the Company received approximately $0.2 million from insurance relating to the clawback of bonuses from the former officers of the Company during the impacted period 2010 to 2012. This amount was recorded in Other income (expense) on the consolidated statements of operations for the year ended December 31, 2016. As of December 31, 2017, the Company has made all payments in accordance with the judgment.

Dressler v. Lime Energy, United States District Court for the District of New Jersey, Case 3:14-cv-07060-FLW-DEA. This purported “whistleblower” case was filed on November 10, 2014, alleging illegal retaliation by the Company for the plaintiff’s alleged disclosure of activity she believed violated the Securities Exchange Act of 1934, as amended. The plaintiff alleges that she made repeated disclosures to various individuals employed by the Company that certain accounting practices were improper and could lead to a restatement of financial statements. The plaintiff filed her complaint pursuant to the Sarbanes-Oxley Act of 2002 (18 U.S.C. §1514A), and the Dodd-Frank Wall Street Reform and Consumer Protection Act (15 U.S.C. §78u-6, et seq.). This case has been accepted for coverage under the Lime Energy Executive Protection Portfolio Policy. Although the Company believes the lawsuit has no merit, the court has denied the Company’s motion to dismiss the case. The Company can provide no assurances that this matter will be successfully resolved. As of the date of this report, a potential loss or a potential range of loss cannot be reasonably estimated.

Note 22 —Related Parties

On March 24, 2015, the Company entered into a Note Purchase Agreement with Bison. Pursuant to the terms of the Note Purchase Agreement, based upon the initial conversion price of the Note ($3.16), all or any portion of the principal amount of the Note, plus, subject to the terms of the Note, any accrued but unpaid interest, but not more than the principal amount of the Note, may, at the election of the Note holder, be converted into 3,718,354 shares of common stock after March 24, 2018 or the occurrence of a change of control of the Company, whichever occurs first. See Note 9 —Subordinated Convertible Term Notes for additional information regarding this transaction.

On December 23, 2014, the Company entered into a Preferred Stock Purchase Agreement with Bison, pursuant to which Bison purchased 10,000 shares of the Company’s Series C Preferred Stock at a price of $1,000 per share of Series C Preferred Stock. The shares of Series C Preferred Stock are entitled to an accruing dividend of 12.5% per annum of their base amount, payable every six months. The base amount is adjusted on each dividend payment date for the unpaid dividends accrued. The shares of Series C Preferred Stock may be converted, at any time, at the option of the holder, into shares of the Company’s common stock at a conversion price which was initially equal to $2.40 per share. See Note 10 —Series C Preferred Stock.

The Company does not have a written policy concerning transactions between the Company or a subsidiary of the Company and any director or executive officer, nominee for director, 5% stockholder or member of the immediate family of any such person. However, the Company’s practice is that such transactions shall be reviewed by the Company’s Board of Directors and found to be fair to the Company prior to the Company (or a subsidiary) entering into any such transaction, except for (i) executive officers’ participation in employee benefits which are available to all employees generally; (ii)transactions involving routine goods or services which are purchased or sold by the Company (or a subsidiary) on the same terms as are generally available in arm’s-length transactions with unrelated parties (however, such transactions are still subject to approval by an authorized representative of the Company in accordance with internal policies and procedures applicable to such transactions with unrelated third parties); and (iii) compensation decisions with respect to executive officers other than the CEO, which are made by the Compensation Committee pursuant to recommendations of the CEO.

Note 23 — Defined Contribution Plan

The Company has a defined contribution plan (the “Plan”) covering employees who have completed three months of service and who have attained 21 years of age. The Company may make discretionary matching contributions to employee accounts. For the years ending December 31, 2017 and 2016, the Company elected to making matching contributions equal to 50% of the participants’ contributions to the Plan up to 6% of the individual participant’s compensation. Total expense for the years ended December 31, 2017 and 2016 was approximately $369,000 and $258,000 and was included in selling, general, and administrative expenses on the accompanying consolidated statements of operations.

Note 24 — Subsequent Events

Events that occur after the balance sheet date but before the consolidated financial statements were available to be issued must be evaluated for recognition or disclosure. The effects of subsequent events that provide evidence about conditions that existed at the balance sheet date are recognized in the accompanying financial statements. Subsequent events which provide evidence about conditions that existed after the balance sheet date require disclosure in the accompanying notes. Management evaluated the activity of the Company through February 21, 2018 (the date the financial statements were available to be issued) and concluded that no subsequent events occurred which requires disclosure.